Exhibit 10.1

TERMINATION AGREEMENT FOR
SOLAR WAFER SUPPLY AGREEMENT

This Termination Agreement for Solar Wafer Supply Agreement (this "Termination Agreement") is entered into as of September 30, 2013, by and between SUNEDISON PRODUCTS SINGAPORE PTE. LTD., a Singapore corporation formerly known as MEMC Singapore Pte. Ltd. with an office located at 11 Lorong 3, Toa Payoh, Blk B, 4th Floor, Jackson Square, Singapore 319579 ("SPS") and wholly-owned subsidiary of SUNEDISON, INC., a Delaware corporation formerly known as MEMC Electronic Materials, Inc. with its principal place of business at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376, United States of America ("SunEdison"), and GINTECH ENERGY CORPORATION , a Taiwan corporation with its principal place of business at 9F, No. 295, Tiding Boulevard, Sec. 2, Taipei 114, Taiwan, R.0.C. ("Gintech"). SPS and Gintech together shall be referred to as the ''Parties" and individually as a “Party”.

RECITALS:

WHEREAS, on October 25, 2006, SunEdison and Gintech entered into that certain Solar Wafer Supply Agreement (the "Agreement"), pursuant to which SunEdison agreed to supply and Gintech agreed to purchase certain quantities of solar wafers, pursuant to the terms of the Agreement; and

WHEREAS, on October 25, 2006, pursuant to Section 7.6 of the Agreement, SunEdison assigned the Agreement to its wholly-owned subsidiary, SPS; and

WHEREAS, on October 25, 2007, SunEdison and Gintech entered into that certain Amendment Number 1 to Solar Wafer Supply Agreement (the "First Amendment"), pursuant to which SunEdison agreed to supply and Gintech agreed to purchase certain additional quantities of solar wafers, pursuant to the terms of the First Amendment; and

WHEREAS, on November 30, 2008, SPS and Gintech entered into that certain Amendment Number 2 to Solar Wafer Supply Agreement (the "Second Amendment "), pursuant to which SunEdison agreed to certain non-price and volume changes to the Agreement; and

WHEREAS, on February 16, 2009, SPS and Gintech entered into that certain Amendment Number 3 to Solar Wafer Supply Agreement (the "Third Amendment"), pursuant to which Gintech and SPS agreed to certain changes to the Agreement related to 2009 price and volume; and

WHEREAS, on September 20, 2009, SPS and Gintech entered into that certain Amendment Number 4 to Solar Wafer Supply Agreement (the "Fourth Amendment"), pursuant to which Gintech and SPS agreed to certain changes to the Agreement related ·to price and volume pertaining to 2009 and all remaining years wider the Agreement, including a conditional offer by SPS to Gintech enabling a deferral of Gintech's purchase commitment shortfall s pursuant to the Agreement, the First Amendment, the Second Amendment and the Third Amendment; and

WHEREAS, on April 19, 2011, SPS and Gintech entered into that certain Amendment Number 5 to Solar Wafer Supply Agreement (the "Fifth Amendment"), pursuant to which Gintech and SPS agreed to certain changes to the selected sections of the Agreement; and

WHEREAS, the Parties hereto now wish to mutually terminate the Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, as provided for herein by this Termination Agreement, as of the Effective Date (as defined below) of this Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, SPS and Gintech agree as follows:

ARTICLE l

TERMINATION OF AGREEMENT

1.1    Defined Terms. Capitalized terms used in this Termination Agreement and not otherwise defined herein shall have the meanings set forth in the Agreement, as such terms may have been amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment or the Fifth Amendment.

(a)    "Agreement" shall mean the Solar Wafer Supply Agreement dating from October 25, 2006, as amended by the First Amendment on October 25, 2007, including all Attachments and Exhibits thereto, as amended by the Second Amendment on November 30, 2008, including all Attachments and Exhibits thereto, as amended by the Third Amendment on February 16, 2009, inc1uding all Attachment s and Exhibits thereto, and as amended by the Fourth Amendment on September 20, 2009, inc1uding all Attachments and Exhibits thereto, as amended by the Fifth Amendment on April 19, 2011 as provided herein by this Termination Agreement.

(b)    "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

(c)    "Effective Date" shall mean the date on which this Termination Agreement is duly executed by the authorized representatives of the Parties.

1.2    Termination of Agreement. The Parties hereby agree as follows for the termination of the Agreement:

(a)    By execution of this Termination Agreement, Gintech immediately relinquishes, surrenders, abandons, renounces, forfeits and foregoes any and all rights it may have related to the Twenty-one Million Nine Hundred Forty Thousand Dollar ($21,940,000) Retained Loan/Security Deposit currently held by SPS, and SPS may immediately retain the entire Retained Loan/Security Deposit amount, with no need for further action on either Party's part and subject to no contingencies;

(b)    SPS shall return to Gintech the total sum of Thirty-Five Million One Hundred Twenty-Two Thousand Eight Hundred Ninety One Dollars ($35,122,891.00) of the remaining Loan/Security Deposit (the "Gintech Settlement Amount"). The Gintech Settlement Amount shall be returned pursuant to the below schedule until Gintech is refunded in full for such amount. Each amount stated below shall be paid by SPS to Gintech, as the Parties may agree, no later than 5:00 p.m. U.S. Central time on the last Business Day preceding the calendar dates specified below:

(1)
Five Million Four Hundred Thousand Dollars ($5,400,000.00) on December 31, 2013 as agreed upon by the Parties and evidenced by a certain payment agreement dated 27 September 2013 (the "Payment Agreement");

(2)	Four Million Dollar ($4,000,000) on March 31, 2014;

(3)	Four Million Dollar ($4,000,000) on June 30, 2014;

(4)	Four Million Dollar ($4,000,000) on September 30, 2014;

(5)	Four Million Dollar ($4,000,000) on December 31, 2014;

(6)	Three Million Dollar ($3,000,000) on March 31, 2015;

(7)	Three Million Dollar ($3,000,000) on June 30, 2015;

(8)	Two Million Dollar ($2,000,000) on September 30, 2015;
(9)Two Million Dollar ($2,000,000) on December 31, 20 15;
(10)Two Million Dollar ($2,000,000) on March 31, 2016; and
(11)(11) One Million Seven Hundred Twenty-Two Thousand Eight Hundred Ninety-One Dollars ($1,722,891) (the "Final Payment") on June 30, 2016.

(c)    In exchange for the execution of this Termination Agreement, the agreement for the payments described in Section 1.2(a) and Section 1.2(b) above and the mutual releases in Sections 1.2(d) and 1.2(e) below, the Parties agree that the Agreement (including all the Amendments) shall be terminated as of the Effective Date and Gintech shall be relieved of and excused from all further price and volume purchase obligations under the Agreement, and SPS is excused from all further delivery and/or return of the Retained Loan/Security Deposit. The return of the remaining Loan/Security Deposit is subject to SPS's obligations set forth in Section 1.2(b) of this Termination Agreement.

(d)    Except for obligation s expressly created hereunder in accordance with the limited terms and conditions set forth above, SPS hereby releases and discharges Gintech, and Gintech hereby releases and discharges SPS, and each of their affiliated companies, and each of their present and past officers, directors, employees, agents, attorneys, representatives, hires, successors and guarantors ("Released Parties"), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown , up to and including the date of this Termination Agreement, which SPS or Gintech may hold in connection with their respective rights and obligations under the Agreement.

(e)    Except for obligations expressly created hereunder in accordance with the limited terms and conditions set forth above, Gintech hereby releases and discharges SPS, and SPS hereby releases and discharges Gintech, and each of their affiliated companies, and each of their present and past officers, directors, employees, agents, attorneys, representatives, hires, successors and guarantors ("Released Parties"), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown, up to and including the date of this Termination Agreement, which Gintech or SPS may hold in connection with their respective rights and obligations under the Agreement.

ARTICLE II

MISCELLANEOUS

2.1    Amendment.    This Termination Agreement may be amended, modified or supplemented only in writing signed by SPS and Gintech.

2.2    Expenses. Each Party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

2.3    Notices.    Any notice, request, instruction or other document to be given or delivered hereunder by a Party hereto shall be in writing and shall be deemed to have been delivered, (a) when received if given in Person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

If to SPS, addressed as follows:

SUNEDISON PRODUCTS SINGAPORE PTE. LTD.
c/o SunEdison, Inc.
501 Pearl Drive (City of O'Fallon)
P.O. Box 8
St. Peters, MO 63376

Attention : President Solar Materials
Tele: 636-474-5000
Fax: 636-474-5152
cc: General Counsel

If to Gintech, addressed as follows:

GINTECH ENERGY CORPORATION
9F, No. 295, Tiding Boulevard, Sec. 2
Taipei 114, Taiwan, R.O.C. Attention: President
Tele: 886-2-2656-2000
Fax: 886-2-2656-0593
cc: General Counsel

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

2.4    Waivers. The failure of a Party hereto at any time or times to require strict performance of any pro vision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Termination Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

2.5    Assignment. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that, except with the written consent of the other Party, no assignment of this Termination Agreement or any rights or obligations hereunder, by operation of Law or otherwise, may be made by either Party.

2.6    Captions. Captions of Sections or Articles of this Termination Agreement are included for reference only, shall not be construed as part of this Termination Agreement and shall not be used to define, limit, extend or interpret the terms of this Termination Agreement.

2.7    Severability. If any provision of this Termination Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby , and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

2.8    Entire Understanding.    This Termination Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter hereof.

2.9    Language. Each of SPS and Gintech agree that the language used in this Termination Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against SPS or Gintech. Each of SPS and Gintech and their respective counsel have reviewed and negotiated the terms of this Termination Agreement.

2.10    Applicable Law.    This Termination Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without giving effect to the principle s of conflicts of law thereof.

2.11    Jurisdiction for Disputes.    Each Party to this Termination Agreement hereby
(a)agrees that any proceeding in connection with or relating to this Termination Agreement or any matters contemplated hereby may be brought by either Party in a court of competent jurisdiction located within New York City, New York, whether a state or federal court;
(b)agrees that in connection with any such proceeding, such Party shall consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 2. 11 and to service of process upon it in accordance with the rules and statutes governing service of process;
(c)agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding was brought in an inconvenient forum; (d) agrees to service of process in any such proceeding by mailing of copies thereof to such Party at its address set forth in Section 2.3; (e) agrees that any service made as provided herein shall be effective and binding service in every respect; and
(f) agrees that nothing herein shall affect the rights of either Party to effect service of process in any other manner permitted by Law.

2.12    Counterparts; Facsimile Signatures. This Termination Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Termination Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other Part(ies). The original signature copy shall be delivered to the other Part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Termination Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed and delivered as of the date first above written.

SUNEDISON PRODUCTS SINGAPORE PTE. LTD.        GINTECH ENERGY CORPORATION

By: /s/ David A. Ranhoff                     By: /s/ Wenent Pan
Name: David A. Ranhoff                    Name: Wenent Pan
Title: President & Chairman                Title: Chairman of the Board

SIGNATURE PAGE TO
TERMINATION AGREEMENT FOR SOLAR WAFER SUPPLY AGREEMENT